Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated October 1, 2008
Relating to Preliminary Prospectus dated September 11, 2008
Registration Statement No. 333-153449
     This free writing prospectus should be read together with the preliminary prospectus dated September 11, 2008 relating to the offering of American Depositary Shares representing ordinary shares of Osmetech plc (the “Preliminary Prospectus”), included in the Registration Statement on Form F-1 (File No. 333-153449), and subsequent amendments thereto, relating to these securities. The Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1369655/000095012308010939/y00098fv1.htm. The following press release supplements the information contained in the Preliminary Prospectus.
     OSMETECH Plc
     (the “Company”)
     ANNOUNCEMENT
     1 October 2008
     RESULTS OF EXTRAORDINARY GENERAL MEETING
     The Company is pleased to announce that, further to its announcement on 12 September 2008, the resolution to approve the issue of up to 221,375,000 new ordinary shares and the amendments to the Company’s 2003 US Equity Compensation Plan was successfully passed by shareholders at the Company’s Extraordinary General Meeting held today. As described in the announcement of 12 September, the Company is proposing to offer American Depositary Shares (“ADSs”) and new ordinary shares of 0.10p each, and to seek a listing of its ADSs on the NASDAQ Global Market (“Offering”).
     A further announcement will be made when the issue price and the actual number of ADSs and new ordinary shares proposed to be issued pursuant to the Offering has been determined.

Enquiries:

Osmetech plc	+44 (0)207 849 6027

James White, Chief Executive Officer

David Sandilands, Chief Financial Officer

Madano Partnership	+44 (0) 207 593 4000

Matthew Moth, Mark Way

Canacccord Adams Limited +	44 (0) 207 050 6500

Robert Finlay

L. Warren Pimm

Lazard Capital Markets LLC

David McMillan	+1 212 632 6719

A registration statement relating to American Depositary Shares representing ordinary shares of Osmetech has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which include statements about the sale and listing of Osmetech’s securities, development of diagnostic tests, expectations about our test menu and the eSensor XT-8 System and other statements containing expectations, beliefs and other similar expressions. These statements are not historical facts, but instead represent beliefs regarding future events. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors. Forward-looking statements involve inherent risks and uncertainties. Information regarding these risks and uncertainties is included in public documents for Osmetech filed with the U.S. Securities and Exchange Commission. Osmetech does not undertake any obligation to update any forward-looking statement, except as required under applicable law.
     About Osmetech plc
     (www.osmetech.com)
     Osmetech plc is a fast developing, international diagnostics business with operations in Boston and Pasadena in the US, serving the high growth molecular diagnostic market targeting hospitals and reference laboratories. Osmetech has rights to a strong portfolio of over 200 issued and pending patents and has launched its first generation eSensor 4800 platform, an electrochemistry-based array system, together with an FDA cleared in vitro diagnostic test for Cystic Fibrosis carrier detection. In July 2008, Osmetech received FDA clearance for its second generation eSensor XT-8 molecular diagnostics platform and Warfarin Sensitivity Test.
     Osmetech plc has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, as amended, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus together with any free writing prospectuses if you request it by contacting Lazard Capital Markets LLC, Attn: Syndicate Department, 30 Rockefeller Plaza, New York, New York 10020 or by phone at 212-632-6717, or Canaccord Adams, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110 or by email at prospectus@canaccordadams.com.